Exhibit 99.1

MERCANTILE BANCORP REPORTS 2005 NET INCOME UP
MORE THAN 14 PERCENT TO $9.5 MILLION

•	Earnings Per Share Increase by 14 Percent to $4.85
•	Net Interest Income Rises 11 Percent to $35.4 Million
•	Loans Grow 12 Percent to $849.6 Million
•	Deposits Gain 8 Percent to $946.1 Million
•	Non-Interest Income Up By 9 Percent to $8.5 Million

Quincy, Illinois, February 15, 2006 – Mercantile Bancorp. Inc., (AMEX: MBR) today reported unaudited net income for the year ended December 31, 2005 increased 14.3 percent to $9.5 million, or $4.85 per share, from $8.3 million, or $4.24 per share, a year earlier.  For the fourth quarter ended December 31, 2005 the company posted net income of $2.5 million, or $1.26 per share versus net income of $2.7 million, or $1.37 per share, in the comparable period a year earlier.

“We maintained our momentum in 2005 despite a challenging interest rate environment,” said Dan S. Dugan, chairman, president and chief executive officer.  “Assets grew by more than 9 percent to $1.1 billion.  Our loan portfolio expanded in nearly every category despite a rising and uncertain interest rate environment.  The most significant growth in loans during the year came from commercial lending, including commercial real estate lending.  Real estate construction loans and consumer lending were also particularly strong during the year.  Of course we continued to see strong demand in our core mortgage lending business throughout the year as the housing market remained robust.  We also experienced growth in deposits, both in the total and in the number of accounts.  Our investments in other banking institutions also continued to enhance our performance throughout the year.

“We accomplished this while keeping our operating costs under control.  Despite our growth we did not find it necessary to add significantly to staff.  Our efficiency ratio, a measure of how well we manage our operating expenses, improved to 63 percent for the year from 65 percent the prior year,” Dugan noted.

The company said net interest income rose by 11.5 percent to $35.4 million in 2005 from $31.8 million in the prior year.  The increase was a result of 10.8 percent growth in average loans and in a 66 basis point increase in the average yield on loans to 6.50 percent from 5.84 percent a year earlier, partially offset by higher interest expense as the company’s cost of funds also rose.

Noninterest income in 2005 grew to $8.5 million from $7.9 million the previous year, an increase of 8.8 percent.  This was due to a combination of growth in fee income related to the higher number of accounts and from growth in trust fees related to an increase in trust assets under management.   Notably, noninterest expense was up for the year by only 7.5 percent to $27.8 million from $25.9 million a year earlier as costs remained well under control, the company said.

“We faced a significantly different environment in 2005 than we did the year before,” said Dugan.  “The boom in mortgage refinancings that was a major factor in our performance in the last few years effectively ended.  However, refinancing activity remains a consistent, although modest, source of both new loans and fees.  Home mortgage lending, a cornerstone of our business, remained strong in all our markets even as interest rates rose during the year.  The efforts we’ve made to ensure that we are not overly dependent on any single aspect of our business allowed us to deliver significant growth despite changing conditions.”

The decline in fourth quarter net income was due in part to the impact of a non-recurring charge related to an adjustment in the write-off period of leasehold improvements made to certain facilities to match the terms of the original lease.

The company’s balance sheet remained strong as of the end of 2005.  Total assets were $1.1 billion as of December 31, 2005. Cash and equivalents stood at $44.2 million, compared with $39.7 million at the same time a year earlier.  Net loans at year-end stood at $849.6 million, an increase of 11.6 percent from $761.6 million at the end of the prior year.  Deposits at year-end were up by more than 8 percent to $946.1 million from $873.4 million at the same time a year ago.

Minority interest more than doubled to $7.6 million as of year-end 2005 from $3.4 million at the end of 2004.  “The strategic investments we made over the past few years have proven to be a good use of our capital.  Although they represent a small percentage of our total capital, they are a source of additional growth.  They provide us with opportunities beyond those available from organic sources alone,” Dugan said.

Shareholders’ equity at the end of 2005 stood at $91.5 million, an increase of 6.4 percent from $86.0 million a year earlier, the company noted.

Looking forward, Dugan said early indications are that 2006 will be another year of growth.  “Our strong foundation  should allow us to continue to grow in the coming year and beyond.  We expect to see some moderation in growth of the housing market and the corresponding demand for mortgages, although by historic standards that market will still be strong.  Assuming that the current interest rate cycle is nearing its peak,  economic conditions in our markets are such that our commercial real estate lending and construction lending should continue to expand and increase their contribution to our performance.  We also believe the agricultural component of our loan portfolio will improve its performance as that industry recovers from the difficult conditions it experienced last year.

“We should also see some improvement in our cost structure from a number of actions we took recently.  In particular, we are in the process of combining the charters of our Illinois banks, reducing the number from six to three.  This should result in  reductions in our costs and in the administrative burden,” Dugan concluded.

Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of 6 banks in Illinois, 2 banks in Missouri and 1 bank in Kansas, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 5 community banks in Missouri, Georgia and Florida. Further information is available on the Company’s website at www.mercbanx.com.

Questions regarding this information should be directed to Mr. Dugan at (217) 223-7300, or by e-mail at investor.relations@mercbanx.com

This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

- tables follow-

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004

	(In Thousands)
	(Unaudited)
ASSETS
Cash and cash equivalents	$44,154	$39,719
Securities	165,066	173,371
Loans held for sale	3,635	3,367
Loans, net of allowance for loan losses	849,566	761,607
Premises and equipment	18,242	16,059
Interest receivable	7,896	6,518
Cash surrender value of life insurance	15,930	15,324
Other	32,870	24,588

Total assets	$1,137,359	$1,040,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$946,129	$873,427
Short-term borrowings	32,587	21,385
Long-term debt	51,720	49,758
Interest payable	3,134	2,146
Other	4,740	4,417

Total liabilities	1,038,310	951,133

Minority Interest	7,561	3,438

Total stockholders’ equity	91,488	85,982

Total liabilities and stockholders’ equity	$1,137,359	$1,040,553

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Years Ended

	December 31, 2005	December 31, 2004

	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$52,487	$42,571
Securities:
Taxable	4,791	5,149
Tax exempt	1,775	1,553
Other	727	513

Total interest income	59,780	49,786

Interest Expense:
Deposits	21,185	15,476
Short-term borrowings	676	286
Long-term debt	2,477	2,231

Total interest expense	24,338	17,993

Net Interest Income	35,442	31,793
Provision for Loan Losses	2,368	1,746

Net Interest Income After Provision for Loan Losses	33,074	30,047

Noninterest Income:
Fiduciary activities	1,910	1,670
Customer service fees	3,407	3,394
Other service charges and fees	1,051	919
Net gains on loan sales	548	521
Other	1,631	1,353

Total noninterest income	8,547	7,857

Noninterest Expense:
Salaries and employee benefits	15,937	15,182
Net occupancy expense	2,061	1,487
Equipment expense	1,667	1,612
Professional fees	1,361	1,243
Postage and supplies	857	838
Other	5,934	5,516

Total noninterest expense	27,817	25,878
Minority Interest	648	151

Income Before Income Taxes	13,156	11,875
Income Taxes	3,652	3,557

Net Income	$9,504	$8,318

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended

	December 31, 2005	December 31, 2004

	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$14,444	$11,807
Securities:
Taxable	1,122	1,236
Tax exempt	477	370
Other	226	47

Total interest income	16,269	13,460

Interest Expense:
Deposits	6,105	4,242
Short-term borrowings	196	103
Long-term debt	650	555

Total interest expense	6,951	4,900

Net Interest Income	9,318	8,560
Provision for Loan Losses	688	524

Net Interest Income After Provision for Loan Losses	8,630	8,036

Noninterest Income:
Fiduciary activities	561	398
Customer service fees	897	826
Other service charges and fees	271	208
Net gains on loan sales	165	152
Other	553	361

Total noninterest income	2,447	1,945

Noninterest Expense:
Salaries and employee benefits	4,064	3,647
Net occupancy expense	848	335
Equipment expense	436	354
Professional fees	268	270
Postage and supplies	206	211
Other	1,472	1,198

Total noninterest expense	7,294	6,015
Minority Interest	119	69

Income Before Income Taxes	3,664	3,897
Income Taxes	1,201	1,219

Net Income	$2,463	$2,678

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Years Ended

	December 31, 2005	December 31, 2004

	(Dollars In Thousands except share data)
	(Unaudited)
EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$4.85	$4.24
Weighted average shares outstanding	1,959,672	1,963,680
Cash dividends paid per share	$.90	$.74
Book value per share	$46.93	$43.79
Tangible book value per share (1)	$43.05	$40.52
Ending number of common shares outstanding	1,949,415	1,963,680
AVERAGE BALANCES
Assets	$1,077,958	$999,480
Securities	$169,897	$180,066
Loans (2)	$806,955	$728,388
Earning assets	$998,396	$927,464
Deposits	$902,908	$836,219
Interest bearing liabilities	$881,741	$822,104
Stockholders’ equity	$89,770	$83,365
END OF YEAR FINANCIAL DATA
Net interest income	$35,442	$31,793
Loans (2)	$861,283	$772,089
Allowance for loan losses	$8,082	$7,115
Total assets under management	$457,837	$439,336
PERFORMANCE RATIOS
Return on average assets	.88%	.83%
Return on average equity	10.59%	9.98%
Net interest margin	3.55%	3.43%
Interest spread	3.23%	3.18%
Efficiency ratio (3)	63%	65%
Allowance for loan losses to loans (2)	.94%	.92%
Allowance as a percentage of non-performing loans	163%	158%
Average loan to deposit ratio	89%	87%
Dividend payout ratio	18.56%	17.45%
ASSET QUALITY
Net charge-offs	$1,401	$937
Non-performing loans	$4,980	$4,507
Other non-performing assets	$494	$577

(1) Net of goodwill and core deposit intangibles
(2) Loans include loans held for sale and nonaccrual loans
(3) Does not include securities gains/losses

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